SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2015

IF BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35226	45-1834449
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

201 East Cherry Street, Watseka, Illinois	60970
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (815) 432-2476

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2015, IF Bancorp, Inc. (the “Company”), the holding company for Iroquois Federal Savings and Loan Association (“Iroquois Federal”), announced that Alan D. Martin, President and Chief Executive Officer of the Company, will retire effective  September 30, 2015.  Although Mr. Martin will retire as President and Chief Executive Officer, he will continue on as a director of the Company.

The Company also announced that Senior Executive Vice President and Chief Operating Officer of the Company, Walter H. Hasselbring, III, age 59, will become President and Chief Executive Officer of the Company effective October 1, 2015, upon Mr. Martin’s retirement. Mr. Hasselbring has served with Iroquois Federal since 1978, and is currently responsible for the daily operations of Iroquois Federal, including ongoing risk management and development of new business opportunities.  Mr. Hasselbring has loans from Iroquois Federal under an employee loan program as disclosed in the Company’s proxy statement for the 2014 annual meeting of the Company’s stockholders as filed with the SEC on October 10, 2014.

A copy of the Company’s press release announcing the retirement of Mr. Martin and the appointment of Mr. Hasselbring is attached as Exhibit 99.1 to this report.

 Item 9.01     Financial Statements and Exhibits

(d)           Exhibits

99.1           Press release dated April 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IF BANCORP, INC.
DATE: April 15, 2015	By:	/s/ Alan D. Martin
Alan D. Martin
President and Chief Executive Officer